Toni Perazzo
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Earns $530,000, or $0.34 per Share, in 3Q16;
Adds $69 Million of Regional Jet Aircraft to Portfolio;
Portfolio Utilization Remains Strong at 93%

BURLINGAME, California, November 8, 2016 -- AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported third quarter 2016 earnings were $530,000, or $0.34 per diluted share, improved from $299,000, or $0.19 per diluted share, for the second quarter of 2016, and down from $1.3 million, or $0.81 per diluted share, for the third quarter of 2015.  Earnings included gains of $1.2 million in the third quarter of 2016, $2.2 million in the second quarter of 2016, and $1.1 million in the third quarter of 2015.

In the first nine months of 2016, net income totaled $1.3 million, or $0.81 per diluted share, compared to $3.4 million, or $2.17 per diluted share in the first nine months of 2015.  Net income for the nine months ended September 30, 2016, included gains of $3.4 million related to aircraft dispositions pursuant to sales-type finance leases and insurance proceeds for one aircraft.  In the first nine months of 2015, gains were $5.6 million related to dispositions of aircraft for cash and pursuant to sales-type finance leases.  All reported results are unaudited.

"In my first few months working with AeroCentury, I have attended a number of international conferences to further expand our contacts in the aviation industry.  I am pleased with the reception I received from industry experts at these events and was impressed by the strong reputation of AeroCentury within the industry earned by our team to date, and am excited to build upon that," said Michael G. Magnusson, Chief Executive Officer.

 "With the addition of four regional jets purchased for approximately $69 million in the third quarter of 2016, we are continuing to rebuild and refresh our portfolio of leased regional aircraft with newer, more fuel-efficient models," Magnusson continued.  "Our third quarter and year-to-date results for 2016 are beginning to show the improvement in the size and quality of our portfolio.  We are working hard to deploy our capital profitably and expand our asset base."

"Our operating lease portfolio increased to $196.5 million, up 47% from June 30, 2016 and 20% from a year ago," said Toni M. Perazzo, Chief Financial Officer. "In the third quarter, we purchased two 100-seat Bombardier CRJ-1000 regional jet aircraft manufactured in 2010 on lease to Air Nostrum, one of the leading regional carriers in Europe.  We also acquired two 86-seat Bombardier CRJ 900 aircraft on lease with Adria Airways, a current customer.  These purchases were completed in the latter part of the third quarter, so the full effect of these transactions is not reflected in our third quarter results."

"We also continued to execute on our strategy to modernize our aircraft portfolio in the quarter.  We sold two older turboprop aircraft pursuant to sales-type finance leases generating gains of $1.2 million.  We also disposed of an older aircraft pursuant to a lessee purchase option in a sales-type finance lease," Perazzo continued.

Third Quarter 2016 Highlights (at or for the periods ended September 30, 2016, June 30, 2016, and September 30, 2015):

•
Average portfolio utilization, as a percentage of net book value of assets held for lease, was 93% during the third quarter of 2016, compared to 91% in the second quarter of 2016 (which was previously reported as 93% in our earnings release for the second quarter of 2016), and 94% in the year ago quarter.

•	Total revenues were $7.4 million for the third quarter of 2016, compared to $7.3 million in the preceding quarter, and $7.8 million in the third quarter a year ago.
o
Operating lease revenues increased 23% to $6.1 million in the third quarter of 2016 from $4.9 million in the preceding quarter as a result of aircraft acquisitions during the third quarter.  Operating lease revenues declined 7% from $6.5 million in the year-ago quarter, primarily as a result of the change in the composition of leased assets.

o
Two aircraft were sold, pursuant to sales-type finance leases, generating $1.2 million in gains in the third quarter of 2016, compared to gains totaling $2.2 million in the preceding quarter, primarily as a result of insurance proceeds related to the accidental loss of an aircraft.  Three aircraft were sold on sales-type finance leases during the third quarter of 2015, generating $1.1 million in gains.

•
Total expenses decreased 3% to $6.6 million from $6.8 million in the preceding quarter, due to lower maintenance costs and professional fees.  The preceding quarter included a provision for impairment.  The effects of these decreases were partially offset by increased depreciation, interest expense, and bad debt expense in the third quarter.  Expenses increased by 13% in the third quarter of 2016 from $5.9 million in the year ago quarter, reflecting higher maintenance and bad debt expense.  The effects of these increases were partially offset by lower interest expense, professional fees and management fees.

•
Operating margin and net margin were 11% and 7%, respectively, in the third quarter of 2016, compared to 6% and 4%, respectively, for the preceding quarter, and 25% and 16%, respectively, in the third quarter of 2015.

•	Book value per share was $27.15 at September 30, 2016, compared to $26.81 per share at June 30, 2016 and $24.75 per share at September 30, 2015.
•
Liquidity available from the revolving credit facility was $39.9 million at September 30, 2016, compared to $71.2 million at June 30, 2016.  The decrease in liquidity reflects the purchase of four aircraft during the third quarter.  The credit facility may be expanded by an additional $30.0 million.

The following table shows the status of the Company's portfolio of aircraft and engines held for lease as of September 30, 2016, June 30, 2016, and September 30, 2015.

AIRCRAFT AND ENGINES HELD FOR LEASE
	September 30, 2016	% of net book value	June 30, 2016	% of net book value	September 30, 2015	% of net book value

On lease	8	20%	9	33%	15	44%
Off lease	4	4%	5	6%	3	4%
Total turboprop aircraft	12	24%	14	39%	18	48%

Regional jet aircraft:
On lease	12	73%	8	55%	8	47%
Off lease	-	-	-	-	-	-
Total regional jet aircraft	12	73%	8	55%	8	47%

Engines:
On lease	2	-	3	4%	2	4%
Off lease	2	3%	1	2%	3	1%
Total engines	4	3%	4	6%	5	5%

(*) Decreases from period to period reflect cash sales, sales pursuant to sales-type finance leases, the accidental loss of an aircraft, and reclassifications of assets to held for sale.

AeroCentury's portfolio currently consists of six aircraft that are held under sales-type finance leases and twenty-four aircraft and four engines that are held for lease. The Company also has one aircraft and three turboprop airframes being sold as parts as assets held for sale. The Company's portfolio consists of ten different aircraft types. The current customer base comprises twelve customers operating worldwide.

At September 30, 2016, total assets were $224.4 million, up 17% from $191.3 million a year ago, reflecting the net effect of aircraft purchases and sales during the past twelve months, and the accidental loss of one aircraft.

AeroCentury is a global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

Selected Financial Information
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015

Operating lease revenue	$6,074	$4,935	$6,511	$17,054	$19,282
Finance lease revenue	200	187	184	572	275
Gain on disposal of assets	3	2,146	-	2,149	460
Gain on sales-type finance leases	1,166	42	1,095	1,214	5,179
Maintenance reserves revenue (1)	-	-	-	-	589
Other income	1	1	1	2	2
	7,444	7,311	7,791	20,991	25,787

Depreciation	2,333	1,871	2,282	6,283	6,931
Maintenance costs	751	1,501	197	2,572	3,037
Interest	1,339	1,139	1,459	3,766	4,805
Management fees	1,249	1,173	1,411	3,686	4,261
Provision for impairment	-	246	-	321	148
Professional fees and other	385	653	529	1,564	1,454
Bad debt expense	573	263	-	836	-
	6,630	6,846	5,878	19,028	20,636

Income before income taxes	814	465	1,913	1,963	5,151

Income tax provision	284	166	658	701	1,788

Net income	$530	$299	$1,255	$1,262	$3,363

Earnings per share:
Basic	$0.34	$0.19	$0.81	$0.81	$2.18
Diluted	$0.34	$0.19	$0.81	$0.81	$2.17

Shares used in per share computations:
Basic	1,566,699	1,566,699	1,543,257	1,566,699	1,543,257
Diluted	1,566,699	1,566,699	1,548,469	1,566,699	1,552,181

	September 30,	June 30,	December 31,	September 30,
	2016	2016	2015	2015

Total assets	$224,439	$154,326	$181,025	$191,310
Total liabilities	$181,899	$112,316	$139,746	$153,107
Shareholders' equity	$42,540	$42,010	$41,279	$38,203
(1)	Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.

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